RENTAL AGREEMENT IN RESPECT OF A SELF STORAGE UNIT
entered into by and between
KINGVEST 2 (PTY) LTD (IN LIQUIDATION)(LESSOR) Reg No. 2006/018365/07
and

Lexit Corporation (LESSEE) ID NO: [illegible] OF Suite 109 Private Bag x2, Ellasenbergsrandt, Cape Town, 7443

1 **LEASE PERIOD AND PREMISES**

1.1 Unless otherwise agreed by prior arrangement, all lease periods shall be in increments of 6 (six) calendar months with the Lessee having the option to terminate the agreement at anytime during this period having given at least one calendar month's written notice of their intention to do so. Notwithstanding the aforesaid, the Lessee shall be obliged to occupy the unit for a minimum period of one calendar month.

1.2 The Lessee hereby books the dates 2011/04/01 to 2011/09/30, which termination date also serves as notice to both parties of the Lessee vacating the unit upon such termination date.

1.3 In the event of the Lessee remaining in occupation of the unit after the date of termination in 1.2 above, the unit shall be automatically booked to the Lessee for the following 6 (six) month period.

1.4 The following conditions will apply in the event of mid-month occupation, (i) commencement before the 15th day of a month shall constitute a full month, with the full monthly rental payable; (ii) commencement from the 15th day of a month, shall be deemed to be a confirmed booking for the next full calendar month, with the full monthly rental payable for such following month, and pro rata payment for every day of occupation during the commencement month.

1.5 The Lessee hereby agrees to rent the premises known as Unit 51 in the Self Storage Unit complex located at N7 KILLARNEY GARDENS / CAPE TOWN

2. **RENTAL AND PAYMENT**

2.1 Monthly rental per unit is R 700.00 (VAT incl). Daily rental is R 23.33 (Monthly rental ÷ 30 or 31 as the relevant month dictates, VAT incl)

2.2 During longer rental periods rentals may increase with one calendar month's notice to the Lessee.

2.3 The first month's rental shall be due on signature hereof, and thereafter the rental shall be due on the first day of every following month.

2.4 The Lessee will be required to pay to the Lessor a deposit in the amount equivalent to one month's rental on signature hereof. The Lessor shall the right to apply the whole or any portion thereof towards payment of any amount due in terms of this lease whatsoever. If the whole or any portion of the deposit is so applied, the Lessor shall notify the Lessee in writing and the Lessee shall immediately reinstate the deposit to its original amount. The deposit shall be retained by the Lessor or its agents, free of interest, until expiry of this lease or any renewal thereof, the vacating of the unit by the Lessee and the complete discharge of all the Lessee's obligations to the Lessor arising from this lease. The Lessee shall not be entitled to set off against the deposit any rental or other amounts payable by it.

2.5 Payments may be made by means of either electronic transfer or direct deposit into [illegible] Property Solutions (Pty) Ltd Trust Account, Tygervalley, Acc No [illegible] Branch No [illegible]. An admin fee in the amount of R 100.00 + VAT shall be payable in the event of a cheque deposit being returned unpaid.

2.6 Payments must bear the reference of the applicable unit number. Monthly statements will be e-mailed to the following address: [illegible] / [illegible]. The Lessee is responsible to immediately notify the Lessor in writing of any change in contact details, including the e-mail address to which rental invoices must be sent.

3 **OCCUPATION AND VACATION OF UNITS**

In the event of a previous occupier of a unit not timeously vacating the unit booked for the Lessee, the Lessee shall not be liable for payment of any rent applicable to booked periods of non-occupation, and the Lessor shall not be liable for damages or consequential damages arising out of the non availability of such unit. The Lessee undertakes to vacate the unit by not later than 12 midday on the last day of the month, or on such other applicable date as the case may be.

4. **MATERIALS STORED**

4.1 The Lessee undertakes not to place in the leased unit any material that might: (i) constitute a fire hazard; (ii) be explosive or unstable chemicals; (iii) have an offensive odour or be nuisance to other Lessees; (iv) damage the storage facility; (v) be hazardous in any other way.

4.2 The Lessor reserves the right to call upon the Lessee to remove any items of the nature found to be on the premises, failing which, the Lessor may at its discretion, remove and dispose of such materials without the consent or co-operation of the Lessee.

5 **UNIT USE**

The Lessee may use the storage unit for storage and warehouse purposes only and agrees not use the unit for business or manufacture. No alterations or fittings to the unit whatsoever will be permitted. The Lessee agrees to return vacant occupation of the unit in the condition it was given by the Lessor.

6 **FACILITY USE**

The Lessee may enter the premises of Lessor at any time and make use of its facilities as and when they require without the supervision of Lessor's staff, provided that all rental amounts due have been paid in full. The Lessee shall use the premises and the facilities, inclusive of but not limited to all equipment, machinery, and areas at its own risk and hereby declare that they have observed and assured themselves of all the potential risks in using the facilities. The Lessee hereby indemnifies the Lessor against any claims which may result from either the Lessee, his agents or contractors, or any person brought onto the premises by the Lessee, using the premises and facilities and suffering bodily harm or death or any other damages whatsoever, howsoever arising.

7. **ACCESS TO PREMISES**

7.1 After logging in via the biometric system the Lessee will have 24 hours a day access to the leased unit

7.2 Forklifts, trolleys, manual labour or other requests will be available during office hours only.

7.3 For emergency reasons all locks must be capable of being cut with a boltcutter, but no Lessor shall be allowed to cut any lock, including its own locks for any reason whatsoever. The Lessee shall request staff assistance with lock cutting.

7.4 The Lessee undertakes to accept the directions of the Lessor's staff on duty.

8. **RISK**

All property stored by the Lessee is at the sole risk of the Lessee. The Lessor will make every effort to protect and secure all property belonging to the Lessee but will not be liable under any circumstances for any damage, destruction or theft of such property, nor for any consequential damages. The Lessee warrants that he/she is the lawful owner/possessor of all property stored in the unit. Should the Lessee be a legal person, the natural person signing this Agreement hereby declares that he is duly authorised to store and control access to the stored property, that he is duly authorised by the legal person to declare that the property stored belongs to the legal person, and fully indemnifies the Lessor against any claim to the contrary.

9. **BREACH**

Interest on overdue accounts will be charged at the rate of prime plus three percent. The Lessor reserves the right to cancel any Agreement in the event of the Lessee breaching any of the conditions hereof. Should the Lessee fail to pay rentals due on or before the first day of each month, the following procedures will apply: (i) after the first 7 days of the month, the Lessor shall have the right to "lock out" the Lessee from the unit; (ii) after a period of two (2) months, the Lessee will be deemed to have abandoned his/her goods and in terms of this Agreement, hereby grants Lessor the right to dispose of such goods by public auction and set off the proceeds therefrom against unpaid rental, damage and/or other expenses incurred by Lessor in terms of this authority. For the purpose of this breach clause, the Lessee confirms his domicilium to be at the rented storage unit.

LESSEE'S SIGNATURE .... DATE: 25-03-2011

SMITH
WITNESS'S SIGNATURE

LESSOR'S SIGNATURE 01-04-2011
DATE

WITNESS'S SIGNATURE ....